Exhibit 99.1

Bream to Enter Joint Venture for Exploration and
Development of Mining Properties in Northern China

VANCOUVER, British Columbia – (BUSINESS WIRE) – Dec. 3, 2004 – Bream Ventures Inc. (OTCBB:BRMV – (News) has entered into a Memorandum of Understanding (“MOU”) with Sino-Top Technologies, Ltd., an entity incorporated under the laws of the People’s Republic of China (“Sino-Top”), and certain affiliated persons for the purpose of forming a joint venture to participate in the exploration and evaluation, and if feasible, the development and mining of resources on between four to eleven properties located in the Inner Mongolia region of China. Bream is a developmental mining and metal company focused on exploring for silver and developing mines in China. Sino-Top, created in 2003, is a subsidiary of the North China Geological Exploration Bureau and was formed to engage directly in mining and exploration activities.

The MOU provides for the formation, subject to certain conditions, of a joint venture to be known as Sino Silver China, Ltd. (“Silver China”).

It is contemplated that Sino-Top will contribute all exploratory and licensing rights in four properties to Silver China in return for a 40% equity interest. Bream will contribute a total of $1,000,000 in return for a 60% equity interest. Bream is required to place $100,000 in escrow no later than December 15, 2004, with another $400,000 to be paid at closing, presently scheduled for February 15, 2005, and the balance to be paid in installments over three years. It is contemplated that an additional seven properties will also be contributed to Silver China, requiring payments by Bream, to Silver China of an additional $2,000,000 over a three year period. Silver China will be managed by a five member Board of Directors, three of which will be appointed by Bream and two by Sino-Top.

The formation of Silver China is subject to a number of conditions including, but not limited to, the execution of a definitive equity joint venture agreement between the parties, the delivery by Sino-Top of audited financial statements in conformity with General Accepted Accounting Principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission, the approval by the Chinese government of the formation of the equity joint venture and the contributions of the parties, and compliance by Sino-Top with due diligence requests of Bream, including the delivery of all geological and technical data related to the properties.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Bream’s Securities and Exchange Commission filings.